UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2009

MAGNUM D’OR RESOURCES, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-31849	80-0137402
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida 33316
(Address of principal executive offices)

(305) 420-6563
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On March 16, 2009, Magnum D’Or Resources, Inc. (“Magnum”) entered into an agreement with the SIMCO GROUP of Quebec, Canada to provide Magnum with working capital to advance its business plan and complete the expansion of its Magog production plant facility in Canada.  This agreement provides for a disbursement of up to $15,000,000 cash in exchange for a convertible promissory note that carries the following provisions:

1.	A total repayment in the amount of $24,750,000 on the maturity date of March 16, 2017; and
2.	The option for the note holder to convert the liability to common stock on a date commencing no sooner than four (4) years from the date of issuance, but before the note maturity date; and
3.	A conversion privilege equal to at the average market price calculated over a twenty (20) trading day period preceding the date of the request for redemption; and
4.	The option to extend the note at an interest rate of 5% per annum by the note holder.

The agreement also calls for the appointment of a SIMCO GROUP representative as a non-voting advisory member of the Board of Directors to monitor disbursements of the note proceeds and render general business advice to Magnum.

Section 9 - Financial Statements and Exhibits

(b)	Exhibits

10.1	Promissory Note of $15,000,000 payable to SIMCO GROUP dated March 16, 2009.

99	Press Release dated March 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magnum d'Or Resources Inc.
(Registrant)

Date: March 18, 2009	By:	/s/ Joseph J. Glusic
Joseph J. Glusic
Chief Executive Officer and President